TRANSFER AGENT AGREEMENT
                                   SCHEDULE A

                              CURRENT LIST OF FUNDS
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Executive Investors Trust
      Executive Investors Insured Tax Exempt Fund
First Investors Cash Management Fund, Inc.
First Investors Fund For Income, Inc.
First Investors Global Fund, Inc.
First Investors Government Fund, Inc.
First Investors Insured Tax Exempt Fund, Inc.
First Investors Life Series Fund
      Life Blue Chip Fund Life Cash Management Fund Life Discovery Fund Life Focused Equity Fund Life Government Fund Life Growth Fund Life High Yield Fund Life International Securities Fund Life Investment Grade Fund Life Target Maturity 2007 Life Target Maturity 2010 Life Target Maturity 2015 Life Utilities Income Fund
First Investors Multi-State Insured Tax Free Fund
      Arizona Fund, California Fund, Colorado Fund, Connecticut Fund, Florida Fund, Georgia Fund, Maryland Fund, Massachusetts Fund, Michigan Fund, Minnesota Fund, Missouri Fund, New Jersey Fund, North Carolina Fund, Ohio Fund, Oregon Fund, Pennsylvania Fund, Virginia Fund
First Investors New York Insured Tax Free Fund, Inc.
First Investors Series Fund
      First Investors Blue Chip Fund
      First Investors Insured Intermediate Tax Exempt Fund
      First Investors Investment Grade Fund
      First Investors Special Situations Fund
      First Investors Total Return Fund
First Investors Series Fund II, Inc.
      First Investors Focused Equity Fund
      First Investors Growth & Income Fund
      First Investors Mid-Cap Opportunity Fund
      First Investors Utilities Income Fund
      First Investors All-Cap Growth Fund
First Investors Special Bond Fund, Inc.
First Investors Tax-Exempt Money Market Fund, Inc.
First Investors U.S. Government Plus Fund
      1st Fund